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                                                                    Exhibit 99.1

TB WOOD'S CORPORATION ANNOUNCES PLANS TO AMEND AND RESTATE PREVIOUSLY ISSUED FINANCIAL STATEMENTS

CHAMBERSBURG, PA -- TB Wood's Corporation (Nasdaq: TBWC) announced today that its Audit Committee of the Board of Directors and management have concluded that it would need to amend and restate its previously issued financial statements and other financial information for the fiscal year and quarter to date periods in each of the three years in the period ended December 31, 2004, as presented in the Company's annual report on Form 10-K for the year ended December 31, 2004, and in the quarter ended March 31, 2005, as presented in the company's quarterly report on Form 10-Q for that period, with respect to our accounting for post-employment healthcare benefit obligations. Accordingly, in light of the restatements, the previously issued financial statements and other financial information contained in our Form 10-Qs for such quarters and our Form 10-K for the fiscal year ended December 31, 2004 should no longer be relied upon.

As previously disclosed, the Company received a comment letter from the Staff of the Securities and Exchange Commission during the second quarter of 2005 with respect to its 2004 Form 10-K regarding its accounting treatment of its post-employment healthcare benefit obligations. In the fourth quarter of 2004, the Company recognized a non-recurring, non-cash pre-tax gain of approximately $9.3 million in its income statement with respect to its post-employment healthcare benefit obligation. As a result of the restatement, the Company anticipates that a significant portion of the $9.3 million non-cash gain recognized in 2004 will, instead, be recognized in prior periods and that recognition of a small portion of the $9.3 million non-cash gain will be deferred to periods subsequent to 2004.

While the Company is still in discussions with the SEC regarding the appropriate accounting treatment of its post-employment healthcare benefit obligations, it intends to file an amendment to its annual report on Form 10-K for the fiscal year ended December 31, 2004 as soon as its discussions are finalized.

About TB Wood's

TB Wood's is an established designer, manufacturer and marketer of electronic and mechanical industrial power transmission products which are sold to North American and international manufacturers and users of industrial equipment. Headquartered in Chambersburg, Pennsylvania, the Company operates production facilities in the United States, Canada, Mexico, Germany, Italy and India. Additional information on TB Wood's and our products can be found online at http://www.tbwoods.com.

Safe Harbor Statement

This press release contains statements which are forward-looking within the meaning of applicable securities laws. These statements include or imply projections of future performance that are based upon the Company's current expectations and assumptions. These expectations and assumptions, as well as the Company's future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are discussed in various of the Company's documents on file with the SEC.

Contact:

     Joseph C. Horvath
     Chief Financial Officer
     (717) 264-7161, Extension 4465